Exhibit 99.1

For Immediate Release

Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349

Waters Corporation Announces CEO Transition Plan

Milford, Massachusetts, August 27, 2013 - Waters Corporation (NYSE/WAT) today announced that Douglas A. Berthiaume has communicated his intention to retire as Chief Executive Officer of the Company within the next twenty-four months.

The Board of Directors has appointed a Succession Planning Committee that will guide the process of selecting a successor, and plans to engage an executive search firm to assist in a search which will consider both internal and external candidates.

Mr. Berthiaume, who is 64, was appointed President and CEO of Waters Corporation in 1994 when the business was separated from Millipore Corporation, and assumed the additional role of Chairman in 1996. During his tenure, the Company has achieved a more than 500 percent increase in revenues to $1.84 billion for the 2012 fiscal year, and a more than twenty-five fold increase in its share price since the initial public offering in 1995.

“It has been a joy and a privilege to oversee the progress Waters Corporation has made over the past twenty years,” Berthiaume said. “We have developed and successfully commercialized many innovative instrument platforms that have helped transform our industry while improving human health, material science and the environment. Our future is bright, our team is strong, and we remain focused on continuing to grow the business and serve our customers well. I am committed to playing an active role in assuring a successful transition.”

“We are grateful to Doug Berthiaume for his effective, energetic and enduring leadership of Waters Corporation, and for the strong and stable management team that has been assembled to operate the business globally,” the Board of Directors stated. “We look forward to a thoughtful and deliberate process to select a new CEO and to a smooth transition as the Company continues to execute the fundamental strategy that has proven so compelling over time.”

About Waters Corporation:

For over 50 years, Waters Corporation (NYSE/WAT) has created business advantages for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide. Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters Corporation’s technology breakthroughs and laboratory solutions provide an enduring platform for customer success. With revenue of $1.84 billion in fiscal year 2012, Waters Corporation is driving scientific discovery and operational excellence for customers worldwide. For further information, please visit www.waters.com.

CAUTIONARY STATEMENT

This release contains “forward-looking” statements regarding the future. The Company’s actual future results may differ significantly from what is discussed or suggested in the forward-looking statements within this release for a variety of reasons, including and without limitation, a revision in organizational/leadership transition plans, fluctuations in expenditures by the Company’s customers, in particular large pharmaceutical companies; introduction of competing products by other companies and loss of market share; or pressures on prices from competitors and/or customers.